Exhibit 3

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of July 5, 2007, by and between the persons listed on the signature pages hereto.

WHEREAS, each of the parties hereto beneficially owns shares of common stock, par value $.01 per share (the “Shares”), of Vita Food Products, Inc., a Delaware corporation (the “Corporation”); and

WHEREAS, the parties hereto constitute a “group” with respect to the beneficial ownership of the Units for purposes of Rule 13d-1 and Schedule 13D promulgated by the Securities and Exchange Commission (the “SEC”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             The parties hereto shall prepare a statement containing the information required by Schedule 13D with respect to their respective interests in the Shares (the “Schedule 13D”) and any necessary amendments thereto.  Each party hereto shall be responsible for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning any other party contained therein, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

2.             Howard Bedford shall be designated as the person authorized to receive notices and communications with respect to the Schedule 13D and any amendments thereto.

3.             This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MDB ALTERNATIVE INVESTMENTS L.L.C.
By:	/s/ Howard Bedford
Name: Howard Bedford
Title: Manager

/s/ Howard Bedford
Howard Bedford